Exhibit 99.1

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS

OF

PEDEVCO CORP.

Organization and Governance of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the "Board") of PEDEVCO CORP. (the “Company”) will consist of not less than two members appointed by the Board, each of whom must be an independent director as defined by the rules and regulations of the NYSE MKT and, if applicable, must also satisfy any independence requirements that may be imposed by the Securities and Exchange Commission.

In order to fulfill its responsibilities, the Committee will be organized and governed in the following manner:

●	Committee members will be appointed and removed by the Board, and the Board will designate a Chairman of the Committee;

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Action may be taken by the Committee upon the affirmative vote of (1) both of the Committee members if the Committee has two members or (2) a majority of the Committee members if the Committee has at least three members;

●	Any member of the Committee may call a meeting of the Committee upon the delivery of notice to every other Committee member at least forty-eight hours prior to the meeting;

●	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval of such action in writing; and

●	The Committee may delegate its authority to a subcommittee to the extent permitted by applicable laws, rules and regulations.

Purposes of the Committee

The purposes of the Committee are (1) to identify individuals qualified to become members of the Board, (2) to select, or recommend for the Board's selection, the director nominees for the next annual meeting of shareholders, (3) to oversee the evaluation of the Board and its dealings with management and appropriate committees of the Board, and (4) to periodically review and make recommendations regarding the Company's corporate governance policies.

Responsibilities of the Committee

The Committee has the following responsibilities:

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Identify individuals qualified to become Board members (including for purposes of filling Board vacancies), consistent with criteria approved by the Board and the Committee, receive nominations for such qualified individuals and review recommendations put forward by the Chief Executive Officer or by any director or shareholder;

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Select, or recommend for the Board's selection, the director nominees for the next annual meeting of shareholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board;

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Establish in conjunction with the Board, and review and approve the description in the Company's annual proxy statement regarding, the Company's director nomination process, including (1) the Committee's policy regarding the consideration of director nominees recommended by shareholders, (2) the procedures to be followed by shareholders in submitting director nominations, (3) the qualifications that the Committee believes a director must possess, including any specific qualities or skills that the Committee believes are necessary for a director to possess, and (4) the Committee's process for identifying and evaluating nominees for a position on the Board, including whether the Committee considers diversity in identifying Board nominees;

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Recommend to the Board qualified individuals to serve as committee members on the various Board committees, with the Committee to review and recommend committee slates annually and to recommend additional committee members to fill vacancies as needed;

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Clearly articulate to each director what is expected of such director, including reference to the Company’s corporate governance policies and directors’ basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

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Review the Company’s practices and policies with respect to directors, including the size and functional skills composition of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings and make recommendations to the Board with respect to those matters;

●	Review the functions, duties and composition of the committees of the Board and make recommendations to the Board with respect to those matters;

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Recommend to the Board, or to the appropriate Board committee, processes for annual evaluations of the performance of the Board, the Chairman of the Board and the Chief Executive Officer and committees of the Board;

●	Consider and report to the Board any questions of possible conflicts of interest of Board members;

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Periodically review and, if necessary or appropriate, recommend to the Board changes to (1) the Company's Code of Business Conduct and Ethics, (2) the Company's Insider Trading Policy, and (3) any other corporate governance policies that are adopted by the Board;

●	Periodically review the adequacy of this Charter and submit any recommended changes to the Board for approval;

●	Maintain minutes of the Committee's meetings and actions by written consent, and report the Committee's actions and recommendations to the Board on a periodic basis; and

●	Annually evaluate the performance of the Committee, the results of which will be presented to the Board.

Retention of Committee Advisers and Payment of Expenses

In order to fulfill its responsibilities, the Committee has the authority (but not the obligation) to retain search firms to assist in the identification of director candidates and has the authority to approve each search firm’s fees and other retention terms.  The Committee also has the authority (but not the obligation) to retain legal, accounting and other advisers to assist the Committee in carrying out its responsibilities and to determine the compensation of such legal, accounting and other advisers.  The Committee has the authority to terminate, if appropriate, any such search firms and legal, accounting and other advisers.  The Company is responsible for paying the fees and expenses that are charged by such search firms and legal, accounting and other advisers and that are approved by the Committee.